FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 17, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Higher Year-End 2009 Reserves;
Sixth Consecutive Rise in Reserves Value

Salt Lake City, February 17, 2010 – FX Energy, Inc. (NASDAQ: FXEN) FX Energy today announced its proved oil and gas reserves at year-end 2009 rose to 50.4 billion cubic feet equivalent (“Bcfe”).  This figure is 4.5 Bcfe, or 10%, above the year-end 2008 figure of 45.9 Bcfe.  Over the last six years the Company has enjoyed a 30% compound annual growth rate in proved oil and gas reserve volumes.

296 Percent Reserve Replacement Builds Net Value

Total extensions, discoveries and revisions for 2009 were 6.8 Bcfe.  This represents reserve replacement of 296% compared to the 2.3 Bcfe of total production for the year.  Exploration success helped drive significantly higher net values for total oil and gas reserves.  The pre-tax net present value (discounted at 10 percent) of the Company’s proved reserves rose to $169 million.  This is $32 million, or 23%, higher than the 2008 year-end figure of $137 million.  This is also the sixth consecutive annual increase in the Company’s oil and gas reserves value.

The increases were the result of new reserves from the Company’s Kromolice-2 discovery and the Grabowka development project, both in Poland, and the positive impact from increased oil and gas prices.  Prices for the Company’s domestic oil reserves increased from $24.58 per barrel in 2008 to $47.67 in 2009.  Polish gas prices increased from $5.29 per mcf in 2008 to $5.95 in 2009.

Andy Pierce, Vice President Operations, remarked, “We are especially pleased with these reserve results.  This year, many US producers have had challenges replacing and growing reserves with US natural gas prices being so unpredictable.  In contrast, gas prices in Poland were relatively strong and stable, and our exploration efforts there have continued to bear fruit.  Our efforts over the last several years resulted in new gas field discoveries at Sroda, Roszkow and Kromolice in our Polish Fences concession, which have substantially boosted our reserves and our cash flow base.

Plans for 2010

Mr. Pierce continued, “Consequently, we will continue to devote the bulk of our exploration resources to Poland.  Our current plans for 2010 include three new exploratory wells in the Fences concession and a new re-entry project in the Zakowo field in Poland.  Any of these four projects could materially boost our reserves.  We also plan to bring on new production from four of our prior discoveries.  Three of these could be completed as early as year-end, which would add significantly to 2011 production and cash flow.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.